FORM 4
                                                                                                    --------------------------------
[ ] CHECK THIS BOX IF NO LONGER                                                                              OMB APPROVAL
    SUBJECT TO SECTION 16. FORM 4 OR                                                                --------------------------------
    FORM 5 OBLIGATIONS MAY CONTINUE.                                                                OMB NUMBER:           3235-0287
    SEE INSTRUCTION 1(B).                                                                           EXPIRES:   SEPTEMBER 30, 1998
    (PRINT OR TYPE RESPONSES)                                                                       ESTIMATED AVERAGE BURDEN
                                                                                                    HOURS PER RESPONSE..........0.5
                                                                                                    --------------------------------
                                               U.S. SECURITIES AND EXCHANGE COMMISSION
                                                       WASHINGTON, D.C. 20549

                                            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                         Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person* 2. Issuer Name and Ticker or Trading Symbol         6. Relationship of Reporting
                                                                                                Person to Issuer
   Anschutz, Philip F.                             Forest Oil Corporation (FST)                (Check all applicable)
--------------------------------------------------------------------------------------------
   (Last)   (First)   (Middle)           3. IRS or Social   4. Statement for Month/Year       [X] Director  [X] 10% Owner
                                            Security Number                                   [ ] Officer   [ ] Other
    2400 Qwest Tower                        of Reporting      October 1998                        (give title   (specify title
    555 17th Street                         Person                                                below)        below)
---------------------------------------     (Voluntary)
        (Street)
                                                                                                  ----------------------------
------------------------------------------------------------------------------------------------------------------------------------
    Denver, Colorado   80202                                5. If Amendment,    7. Individual or Joint/Group Filing
---------------------------------------                        Date of Original    (Check Applicable Line)
   (City)   (State)     (Zip)                                  (Month/Year)
                                                                                   [ ] Form filed by One Reporting Person
                                                                                   [X] Form filed by More than One Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
                          TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security  2. Trans-   3. Trans-     4. Securities Acquired (A)        5. Amount of     6. Ownership Form:  7. Nature of
   (Instr.3)             action      action Code   or Disposed of (D)                Securities       Direct (D) or       Indirect
                         Date        (Instr. 8)    (Instr. 3,4 and 5)                Beneficially     Indirect (I)        Beneficial
                                                                                     Owned at End of  (Instr. 4)          Ownership
                         (Month/                                                     Month                                (Instr. 4)
                         Day/Year)-------------------------------------------------
                                     Code     V       Amount  (A) or (D)    Price   (Instr. 3 and 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock              9/1/98       P              74,400      A         $ 8.56    (see below)          I                 (1)
                                                      shares
------------------------------------------------------------------------------------------------------------------------------------
Common Stock              9/22/98      P               3,500      A         $10.00    (see below)          I                 (1)
                                                      shares
------------------------------------------------------------------------------------------------------------------------------------
Common Stock             10/9/98       P              39,500      A         $ 8.82    (see below)          I                 (1)
                                                      shares
------------------------------------------------------------------------------------------------------------------------------------
Common Stock             10/13/98      P              22,000      A         $ 9.25     17,949,288 shares   I                 (1)
                                                      shares
------------------------------------------------------------------------------------------------------------------------------------
                                                                                      2,298 shares         D
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                                         Page 1 of 3


FORM 4 (continued)

  Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (E.G., puts, calls, warrants, options, convertible securities)

---------------------------------------------------------------------------------
1. Title of    2. Conversion  3. Transaction     4. Transaction  5. Number of
   Derivative     or Exercise    Date               Code            Derivative
   Security       Price of       (Month/Day/Year)   (Instr. 8)      Securities
   (Instr. 3)     Derivative                                        Acquired (A)
                  Security                                          or Disposed
                                                                    of (D)


                                                ---------------------------------
                                                      Code    V    (A)      (D)
---------------------------------------------------------------------------------


---------------------------------------------------------------------------------

---------------------------------------------------------------------------------

---------------------------------------------------------------------------------

---------------------------------------------------------------------------------

---------------------------------------------------------------------------------

---------------------------------------------------------------------------------

FORM 4 (continued)

          Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                   (E.G., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------
  6. Date            7. Title and Amount   8. Price of    9. Number of   10. Ownership     11. Nature of
     Exercisable        of Underlying         Derivative     Derivative      Form of           Indirect
     and Expiration     Securities            Security       Securities      Derivative        Beneficial
     Date               (Instr. 3 and 4)                     Beneficially    Security:         Ownership
     (Month/Day/Year)                                        Owned at        Direct (D) or     (Instr. 4)
                                                             End of          Indirect (I)
                                                             Month           (Instr. 4)
                                                             (Instr. 4)
 ------------------------------------------
                                Amount
  Date     Expir-               or
  Exer-    ation                Number
  cisable  Date        Title    of Shares
-----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------

         Explanation of Responses:

(1)  Philip F. Anschutz is the owner of 100% of the capital stock of Anschutz Company, which is the owner of 100% of the capital stock of The Anschutz Corporation, which is the registered owner of the securities indicated.

(2)  Philip F. Anschutz  executed a Power of Attorney that  authorizes  Thomas A.  Richardson to sign this
Form 4 on his behalf as an individual,  on his behalf as Chairman of The Anschutz Corporation,  and on his behalf as Chairman of Anschutz Company.



**   International misstatements or omissions of facts
     constitute Federal Criminal Violations.                     Philip F. Anschutz
     SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:    File three  copies of this Form, one of which must      /s/ THOMAS A. RICHARDSON              November 5, 1998
         be manually signed. If space provided is                ---------------------------------     ----------------
         insufficient, SEE Instruction 6 for procedure.          ** Signature of Reporting Person      Date

                                                                    Attorney-in-fact (2)


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                               SEC 1474 (1/9/97)
                                                                     Page 2 of 3
                                                                         11/5/98


                                JOINT INFORMATION
         Name:                            Anschutz Company

         Address:                         2400 Qwest Tower
                                          555 17th Street
                                          Denver, Colorado 80202

         Designated Filer:                Philip F. Anschutz

         Issuer and Trading Symbol:       Forest Oil Corporation (FST)

         Statement for
         Month/Year:                      October 1998

         Signature:                       Anschutz Company


                                          By: /s/ THOMAS A. RICHARDSON               November 5, 1998
                                              ----------------------------------     ----------------
                                                  Philip F. Anschutz                 Date
                                                  Chairman

                                                  Attorney-in-fact (2)

         Name:                            The Anschutz Corporation

         Address:                         2400 Qwest Tower
                                          555 17th Street
                                          Denver, Colorado 80202

         Designated Filer:                Philip F. Anschutz

         Issuer and Trading Symbol:       Forest Oil Corporation (FST)

         Statement for
         Month/Year:                      October 1998

         Signature:                       The Anschutz Corporation


                                          By: /s/ THOMAS A. RICHARDSON               November 5, 1998
                                              ----------------------------------     ----------------
                                                  Philip F. Anschutz                 Date
                                                  Chairman

                                                  Attorney-in-fact (2)

                                                 Attachment to SEC 1474 (1/9/97)
                                                                     Page 3 of 3
                                                                         11/5/98